UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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THE GOLDFIELD CORPORATION

(Name of Registrant as Specified in Its Charter)

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The Goldfield Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006

To Our Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of The Goldfield Corporation has been called and will be held at the Venezia Room at the Rialto Hilton Hotel, 200 Rialto Place, Melbourne, Florida 32901 on May 25, 2006 at 9:00 a.m. for the following purposes:

1.	To elect seven directors to the Company’s Board of Directors.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To transact such other business as may lawfully come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 13, 2006 will be entitled to vote at the meeting or any adjournment thereof. The transfer books of the Company will not be closed.

By Order of the Board of Directors

Mary L. Manger
Secretary

Melbourne, Florida
April 26, 2006

If you are unable to attend the meeting in person, you are requested by the Board of Directors of the Company to date, sign, and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is necessary if mailed in the United States. In the event you later decide to attend the meeting, you may revoke your proxy and vote your shares in person.

The Goldfield Corporation

1684 West Hibiscus Boulevard
Melbourne, Florida 32901
(321) 724-1700

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 25, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goldfield Corporation (the “Company”), to be voted at the Annual Meeting of Stockholders of the Company to be held on May 25, 2006 at 9:00 a.m. and at any and all adjournments thereof. The meeting will be held for the purposes set forth in the notice and in this proxy statement. This proxy statement and the accompanying annual report are being mailed to stockholders on or about April 26, 2006.

RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

Only holders of record of outstanding shares of the Company at the close of business on April 13, 2006 will be entitled to vote at the Annual Meeting of Stockholders on May 25, 2006. As of April 13, 2006 the Company had outstanding 25,572,192 shares of common stock, par value $.10 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting other than the election of directors.

Each stockholder entitled to vote at the meeting has the right to vote his shares cumulatively for the election of directors; that is, each stockholder will be entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of Common Stock registered in his name on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for the office of director in accordance with his choice. A stockholder who wishes to vote by proxy and exercise his cumulative voting rights should advise the Board of Directors in writing how he wishes to have his votes distributed among the nominees for directors. Such written instructions should accompany the proxy card or cards to which they relate.

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the seven highest number of votes. Approval of the proposal ratifying the selection of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This solicitation is made on behalf of the Board of Directors of the Company. For a description of the expenses incurred by the Company in connection with this solicitation, see “Additional Information” below.

You are requested to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If the proxy is signed and no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal:

1.	FOR the election of the nominees for director named herein; and

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2006.

3.	In their discretion, John H. Sottile and Mary L. Manger will be authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.

Abstentions will be counted to determine the presence of a quorum. Abstentions will not affect the outcome of the election of directors and will have the effect of a vote against the ratification of the appointment of KPMG LLP. Shares represented by “broker non-votes” will also be counted for purposes of determining a quorum. Broker non-votes occur when nominees, such as brokers who hold shares on behalf of beneficial owners, do not receive timely voting instructions from beneficial owners and such shares are not voted. Broker non-votes will have no effect on the results of the votes on the election of directors or the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy or by filing a written revocation bearing a later date with the Secretary of the Company. The proxy will also be revoked if you attend the meeting and vote in person.

ITEM 1.
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, to serve for a term of one year or until their successors are elected and qualified.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director named herein.

Information About Nominees

Reference is made to the information set forth below under “Security Ownership of Certain Beneficial Owners and Management” as to the stock ownership of the nominees. The following information sets forth with respect to each nominee the office presently held by him with the Company or his principal occupation if not employed by the Company, the year in which he first became a director of the Company and his age.

Thomas E. Dewey, Jr., 73, has been a member of the Board of Directors since 2002. Mr. Dewey has served as Chairman of the Audit Committee since 2005. He is currently an investment banker with Dewey Devlin & King. He was formerly a Founding Partner and later Member of McFarland Dewey Co., LLC, New York, NY from 1989 until 2004. Mr. Dewey has been a Trustee of Scripps Research Institute since 2001 and has served Lenox Hill Hospital as an active Trustee since 1959 and Chairman Emeritus since 1993. Mr. Dewey also served as Vice Chairman of the New York City Housing Development Corporation from 1972 to 1989. He has testified extensively as an expert in litigation involving financial matters and in regulatory proceedings.

Harvey C. Eads, Jr., 60, has been a member of the Board of Directors since 1999. Mr. Eads has served as Chairman of the Compensation and Benefits Committee since 2005. He has served on the Audit Committee since 2000. He has been a member of the Nominating and Compensation and Benefits Committees since 2001. Mr. Eads served as City Manager of Coral Gables, FL from 1988 to 2001 and during his tenure municipal bonds of Coral Gables earned AAA Bond Ratings from both Standard and Poor’s and Moody’s. He has been a commercial real estate investor since November of 2001 and served as interim Chief Operating Officer of Alpha-1 Foundation, a non-profit corporation, from February 2003 until July of 2003. Mr. Eads is a graduate of the University of Miami and earned a Master’s Degree from the University of Oklahoma.

John P. Fazzini, 61, has been a member of the Board of Directors since 1984. He has served on the Audit and Nominating Committees since 1985 and 1999, respectively. Mr. Fazzini has also served on the Compensation and Benefits Committee since 1994. He is a real estate developer and has been President of Bountiful Lands, Inc., a real estate development corporation, since 1980. Mr. Fazzini currently serves on the United States Department of Agriculture Central Florida Resource Conservation and Development Council and has served on the Board of the Anasazi Wilderness Foundation in Mesa, Arizona since 1985.

Danforth E. Leitner, 65, has been a member of the Board of Directors since 1985. Mr. Leitner has served on the Nominating Committee since 1985 and currently serves as Chairman of this Committee. He has been a member of the Audit Committee since 1998 and the Compensation and Benefits Committee since 2001. Mr. Leitner founded The Leitner Company, a real estate sales and appraisal company in North Carolina, in 1983 and served as President until his retirement in May of 2002. He served on the Board of Equalization and Review in Henderson County, North Carolina for four years from 1999 to 2002. Prior to his move to North Carolina, Mr. Leitner was a Florida real estate broker and commercial real estate investor from 1973 to 1980.

Al M. Marino, 48, has been a member of the Board of Directors since 2001. He has served on the Audit Committee since 2002. Mr. Marino founded A. M. Marino Design in Massachusetts in 1986, specializing in residential design and has been featured in Builder/Architect Magazine and on Home and Garden Television. He is a graduate of Manhattan Technical Institute and the Boston Architectural Center with a five-year Professional Degree. Mr. Marino holds a Massachusetts Construction Supervisors License.

Dwight W. Severs, 62, has been a member of the Board of Directors since 1998. He served as Secretary of the Company from 1999 until 2003. He has served as City Attorney for the City of Titusville, FL since January 1999. Mr. Severs has been a Principal for the firm of Dwight W. Severs & Associates, P.A. (a law firm) since March of 1998 and has represented clients in environmental issues including EPA and enforcement issues, land development legal matters, permitting issues and land use litigation.

John H. Sottile, 58, Chairman of the Board of Directors, President, and Chief Executive Officer, joined the Company as a Management Trainee in June of 1971 after graduation from the University of Miami. In September 1983, Mr. Sottile was elected to the Board of Directors and President of the Company and in 1985 was elected Chief Executive Officer. In June of 1998, Mr. Sottile was elected Chairman of the Board of Directors.

If any of the foregoing nominees should withdraw or otherwise become unavailable, which the Board of Directors does not presently anticipate, it is intended that proxies will be cast for such person or persons as the Board of Directors may designate in place of such nominee or nominees.

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or on any Board committee. Each non-employee director receives an aggregate annual fee of $18,000, with $1,500 paid each month, and an additional $1,000 paid for each Board meeting attended in person. On December 13, 2005, the Board of Directors approved the following changes to the compensation of the non-employee directors, effective January 1, 2006. The chairman of the Audit Committee and of the Compensation and Benefits Committee will receive an annual cash retainer payment of $3,500, payable in monthly installments. Non-employee directors will receive $500 for attendance at a committee meeting by telephone. All committee members will receive $500 for attendance at a committee meeting in person and $250 for attendance at a committee meeting by telephone. Directors are also reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and Board Committee meetings.

Related Transactions

In December 2001, the Company retained McFarland Dewey & Co., LLC to assist the Company in its evaluation of strategic alternatives, which included divestiture of the Company’s mining operations. During 2002, McFarland Dewey was paid $383,934 ($300,000 for commission on the sale of the Company’s mining subsidiaries, $50,000 for financial advisory services in connection with the Shareholders’ Rights Plan and Common Stock Repurchase Plan and $33,934 for reimbursement of out-of-pocket expenses). Mr. Dewey was a member of McFarland Dewey until 2004.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 3, 2006, certain Common Stock ownership information regarding the directors and executive officers of the Company. As of April 3, 2006 one stockholder, John H. Sottile, was known by the Company to be a beneficial owner of 5% or more of the outstanding shares of Common Stock. The address of each of the directors and executive officers is c/o The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901.

Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

(a) Directors and Executive Officers:
Thomas E. Dewey, Jr.	20,100	*
Harvey C. Eads, Jr.	1,000	*
John P. Fazzini	20,100	*
Robert L. Jones	270,000	1.06%
Danforth E. Leitner	69,730	*
Al Marino (3)	940,000	3.68%
Dwight W. Severs	22,000	*
John H. Sottile (4)	1,278,388	5.00%
Stephen R. Wherry	135,000	*
(b) All Directors and Executive Officers as a group (9 in number):	2,756,318	10.78%

*	Less than 1%
(1)

All amounts have been determined as of April 3, 2006 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended and include holdings of spouses, minor children, relatives and spouses of relatives living in the same household, even if beneficial ownership is disclaimed. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after April 3, 2006.

(2)

In accordance with the rules of the SEC, the percentage shown in this column opposite the name of each person has been computed assuming the exercise of any options held by such person or group and that no exercises by others have occurred.

(3)	Includes 440,000 shares of Common Stock owned by the estate of Melba Ford, Mr Marino’s mother. Mr. Marino is the executor and one of the beneficiaries of the estate.
(4)	Includes 140,400 shares of Common Stock owned by Mr. Sottile’s wife, Ann Sottile.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Copies of all such reports filed with the SEC are required to be furnished to the Company. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2005.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation paid by the Company, for each of the years ended December 31, 2005, 2004 and 2003, to its Chief Executive Officer and other executive officers whose compensation exceeded $100,000 during 2005.

Summary Compensation Table

		Annual Compensation
				Other Annual Compensation ($) (2)	All Other Compensation ($)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)

John H. Sottile	2005	418,425	209,212	—	15,594	(3)
Chairman, President and	2004	405,232	—	—	14,465	(4)
Chief Executive Officer	2003	397,757	125,000	—	14,575	(5)
Stephen R. Wherry	2005	175,000	52,500	—	9,514	(3)
Vice President, Treasurer	2004	153,237	38,250	—	8,893	(4)
and Chief Financial Officer	2003	150,945	40,000	—	8,440	(5)
Robert L. Jones	2005	111,635	207,323	—	12,297	(3)
President of electrical	2004	105,000	60,581	—	12,518	(4)
construction subsidiary	2003	105,000	108,875	—	12,768	(5)

(1)	Amounts reported represent compensation earned for the year, some of which may have been paid in a subsequent year.

(2)

The aggregate amount of perquisites and other personal benefits for any named executive does not exceed $50,000 or 10% of the total annual salary and bonus for any such named executive and, therefore, such items have been excluded.

(3)

Amounts for 2005 included (a) employer matching contributions to the Company’s Cash Deferred Profit Sharing Plan (the “401(k) plan”) ($6,300 for Mr. Sottile; $6,300 for Mr. Wherry; and $5,311 for Mr. Jones), (b) employer contributions for life, accidental death and dismemberment, and long-term disability insurance ($2,139 for Mr. Sottile; $1,720 for Mr. Wherry; and $3,854 for Mr. Jones), and (c) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements as described below ($7,155 for Mr. Sottile; $1,494 for Mr. Wherry; and $3,132 for Mr. Jones). Starting in 2000, the Company no longer pays the premiums on these life insurance policies. Instead, the portion of the premium related to the cost of life insurance is satisfied from the existing cash surrender value of the policies.

(4)

Amounts for 2004 included (a) employer matching contributions to the Company’s 401(k) plan ($6,150 for Mr. Sottile; $5,986 for Mr. Wherry; and $6,150 for Mr. Jones), (b) employer contributions for life, accidental death and dismemberment, and long-term disability insurance ($2,247 for Mr. Sottile; $1,653 for Mr. Wherry; and $3,588 for Mr. Jones), and (c) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements as described below ($6,068 for Mr. Sottile; $1,254 for Mr. Wherry; and $2,780 for Mr. Jones).

(5)

Amounts for 2003 included (a) employer matching contributions to the Company’s 401(k) plan ($6,000 for Mr. Sottile; $5,859 for Mr. Wherry and $6,000 for Mr. Jones), (b) employer contributions for life, accidental death and dismemberment, and long-term disability insurance ($2,787 for Mr. Sottile; $1,422 for Mr. Wherry; and $4,124 for Mr. Jones), and (c) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,788 for Mr. Sottile; $1,159 for Mr. Wherry; and $2,644 for Mr. Jones).

Mr. Sottile and Mr. Wherry are all of the executive officers of the Company. Mr. Jones, 58, has served as President of the Company’s electrical construction subsidiary since September 1995. Mr. Jones previously served as Vice President of the Company’s electrical construction subsidiaries since 1981. Mr. Wherry, 48, has served as Treasurer, Assistant Secretary and Chief Financial Officer of the Company since 1988 and Vice President of the Company since 1993. Mr. Wherry is a certified public accountant.

Employee Benefit Agreements

Beginning in 1989, the Company entered into Employee Benefit Agreements (each, a “Benefit Agreement”) with Messrs. Sottile, Jones and Wherry and certain employees of the Company. Under the terms of each Benefit Agreement, the Company owned life insurance policies that accumulated cash surrender value for the retirement of the employee, at age 65, while also providing a life insurance benefit for the employee. Under the terms of each Benefit Agreement, the Company was entitled to a refund of the lesser of the previously paid premiums or the cash surrender value of the insurance policy, either upon retirement of the employee, the death of the employee or upon the termination of the Benefit Agreement. In 2000, the Company terminated the Benefit Agreements to eliminate the annual insurance premium obligations. Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.

On November 1, 2001, the Company entered into an amended and restated employment agreement with John H. Sottile. This agreement superseded the prior employment agreement dated January 15, 1985 and the employment agreement made by a subsidiary of the Company as of January 1, 1986, both as subsequently amended. This amended and restated employment agreement provides for continuous employment until April 30, 2006, and shall be extended automatically for three months on the last day of each three-month period following the effective date, November 1, 2001. This contract currently entitles Mr. Sottile to a salary of $432,716.51, which salary may be increased; provided, however, that as a minimum, it shall be increased effective January 1 of each year by an amount equal to the percentage increase, if any, over the preceding twelve months in the Consumer Price Index for all urban consumers. If Mr. Sottile’s employment is terminated by the Company without cause, or if Mr. Sottile terminates his employment for good reason (as defined by the contract), Mr. Sottile is entitled to receive, in addition to other benefits, a lump sum cash amount equal to 2.999 times his average W-2 compensation for the five calendar years preceding the calendar year of termination. In the event of his permanent disability, the Company may terminate Mr. Sottile’s employment upon at least thirty days advance written notice; in which case, he or his estate will then be entitled to receive, in addition to other benefits, a lump sum cash amount equal to one times his average W-2 compensation for the preceding five calendar years preceding the calendar year of his disability.

OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUE

The following table provides information about the stock options exercised by the named executive officers during the year ended December 31, 2005 and held by them as of that date.

	Shares Acquired on Exercise	Dollar Value Realized on Exercise	Number of Securities Underlying Unexercised Options at End of 2005		Value of Unexercised In-the-Money-Options at End of 2005

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

	(#)	($)	(#)	(#)	($)	($)
Stephen R. Wherry	41,667	$26,615	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2005, with respect to all compensation plans previously approved by our security holders, as well as compensation plans not previously approved by our security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in far Left Column)

Equity compensation plans approved by security holders	—	—	315,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	315,000

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation and Benefits Committee Report on Executive Compensation, the Stock Performance Graph and the Report of the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended .

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Benefits Committee of the Board of Directors, formerly known as the Compensation Committee (“Compensation and Benefits Committee”) is composed entirely of directors that the Board of Directors, in its judgment, has determined to have no material relationship to The Goldfield Corporation that would interfere with the exercise of independent judgment and to be independent under the listing standards of the American Stock Exchange. The Compensation and Benefits Committee is responsible for the establishment and oversight of the Company’s executive compensation program.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to meet the following objectives:

•	to align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	to attract, engage and keep key talent;

•	to provide competitive total compensation opportunities at acceptable cost, consistent with industry practice; and

•	to promote the Company’s vision, values, and business strategies.

Each year, the Compensation and Benefits Committee conducts a full review of the Company’s executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Company’s performance and its executive compensation in the context of the compensation programs of other companies.

For the year ended December 31, 2005, the Compensation and Benefits Committee conducted its annual review with the assistance of an outside compensation attorney, who is a partner at a firm which regularly provides advice to the Company on a variety of matters. The Compensation and Benefits Committee met with this advisor as it deemed appropriate, independent of the Board of Directors and Company management, and the compensation attorney reported directly to the Compensation and Benefits Committee. The annual review included analyzing survey data comparing the competitiveness of the Company’s executive compensation and Company performance with a group of companies that are of a similar size to the Company, and whose selection was approved by the Compensation and Benefits Committee. The Compensation and Benefits Committee also reviewed current compensation practices in the overall market based upon market data collected through a subscription service. In addition, the annual review included an analysis of the Company’s stock price appreciation and total return to stockholders as compared to companies in the Dow Jones Home Construction Index and the Dow Jones Heavy Construction Index, which are reflected in the Performance Graph on page 10 of this Proxy Statement.

Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of stockholders. The incentives used by the Company are based on financial objectives of importance to the Company, including earnings growth and creation of shareholder value, as well as non-quantitative considerations. In addition, the Company bases certain incentives on measures relating to individual performance, which enables the Compensation and Benefits Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The Compensation and Benefits Committee developed the individual and corporate goals and objectives relevant to the compensation of each of the Company’s executive officers in 2005, including John H. Sottile, Chairman, President and Chief Executive Officer, evaluated the executive officer’s performance in light of those goals and objectives, and recommended to the Board of Directors the appropriate 2005 compensation on the basis of those evaluations. The total compensation of Mr. Sottile and the Company’s other most highly compensated executive officers is detailed in the chart appearing on page 5 of this Proxy Statement. This process is designed to ensure consistency throughout the executive compensation program.

The Company’s executive compensation program is intended to reward achievement of both short- and long-term business goals. The key elements of the Company’s executive compensation program consist of base salary and the Performance-Based Bonus Plan. The Compensation and Benefits Committee’s policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Sottile, are discussed below. While the elements of compensation are described separately below, the Compensation and Benefits Committee considers the total compensation package afforded by the Company when determining each component of the applicable executive officer’s compensation.

Base Salaries

Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies. Mr. Sottile’s base salary is determined in accordance with the provisions of the Company’s employment agreement with Mr. Sottile, which is described on page 6 of this Proxy Statement. Salary reviews for all executive officers, including Mr. Sottile, are conducted annually and salary adjustments are made based upon the performance of the Company and of each executive officer, the executive officer’s potential, the scope of the executive officer’s responsibilities and experience, and base salaries for comparable positions at other companies. In assessing the factors described above when making salary adjustments, the Compensation and Benefits Committee considers both financial and non-financial measures.

Based upon these factors, the Compensation and Benefits Committee recommended to the Board of Directors an increase in the annual base salary of Stephen R. Wherry, Vice President, Treasurer and Chief Financial Officer, effective January 1, 2006, to $185,500. In addition, in accordance with the terms of his employment contract, effective January 1, 2006, Mr. Sottile’s base salary was increased by an amount equal to the percentage increase over the preceding twelve months in the Consumer Price Index for all urban consumers, which resulted in a revised base salary of $432,716.51. Previously, on July 15, 2005, the Compensation and Benefits Committee recommended to the Board of Directors, and the Board of Directors approved, an increase in the base salary of Robert L. Jones, President of Southeast Power Corporation, the Company’s electrical construction subsidiary, from $105,000 to $120,000, effective July 22, 2005.

Performance-Based Bonus Plan

On September 17, 2002, the Board of Directors adopted a Performance-Based Bonus Plan (the “Plan”), effective January 1, 2002. The Plan was established as a means of enhancing the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance. The Plan was designed to focus a select group of the Company’s executive officers, including Mr. Sottile, and key employees (the “Participants”) on the establishment and implementation of strategic plans that will help ensure the Company’s continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company. Under the Plan, the Participants are eligible to receive a bonus, the amount of which is dependent upon the achievement of specific performance goals as determined by the Compensation and Benefits Committee. In general, on an annual basis, the Compensation and Benefits Committee sets performance goals which may include, but are not limited to: stockholder value, pre-tax net income, the participant’s contribution to achieving significant strategic objectives or in the case of subsidiaries, a percentage of the operating income of such subsidiary.

The specific criteria used by the Compensation and Benefits Committee for fiscal year 2005 with respect to the executive officers were shareholder value, as measured by the Company’s stock price performance, earnings performance, and overall executive performance, a non-quantitative factor which the Compensation and Benefits Committee assessed for each executive officer based upon the officer’s achievement of non-financial goals. Based on the recommendation of the Compensation and Benefits Committee, on March 14, 2006, the Board of Directors approved an annual cash bonus award of $209,212 for Mr. Sottile, $207,323 for Mr. Jones and $52,500 for Mr. Wherry, in each case earned during 2005 and paid in 2006, pursuant to the Plan. These bonus awards were earned based upon the Compensation and Benefits Committee’s assessment of the level of performance of each of these officers with respect to the performance measures established in and for 2005.

Conclusion

As outlined above, a substantial portion of the Company’s executive compensation is linked to individual and corporate performance and stock price appreciation, in accordance with the Company’s compensation philosophy. As the Company progresses in creating shareholder value, the Compensation and Benefits Committee will continue to monitor and evaluate its overall executive compensation strategy.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

Harvey C. Eads, Jr., Chairman
John P. Fazzini
Danforth E. Leitner

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company’s Common Stock for the five fiscal years beginning December 31, 2000 and ending December 31, 2005, with the Russell 2000 Index (‘Russell Index”) and the blend of two Dow Jones Construction Indexes(1) (“DJ Construction Composite”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the Russell Index and the DJ Construction Composite on December 31, 2000.) Data for the Russell Index and the DJ Construction Composite assume reinvestment of dividends. The Company has not paid cash dividends on its Common Stock since 1933, and it is not expected that the Company will pay any cash dividends on its Common Stock in the immediate future. The historical stock performance reflected in the graph is not necessarily indicative of future stock performance.

CUMULATIVE TOTAL RETURN
$400
$300
$200
$100
$0
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Goldfield
Russell 2000
DJ Construction Composite

	2000	2001	2002	2003	2004	2005

The Goldfield Corporation	$100	$118	$102	$143	$132	$195
Russell 2000	100	101	79	115	135	139
DJ Construction Composite	100	120	108	187	246	305

(1) The DJ Construction Composite is made up of a 50%/50% blend of the Dow Jones US Heavy Construction Index and the Dow Jones US Home Construction Index.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During 2005, the Board of Directors met four times. The Board of Directors has the following committees: an Executive Committee, an Audit Committee, a Compensation and Benefits Committee, a Nominating Committee and a Stock Option Committee.

The Executive Committee has and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company. The members of the Executive Committee are John H. Sottile (Chairman of the Committee), Harvey C. Eads, Jr. and Danforth E. Leitner. Four meetings were held by the Executive Committee during 2005.

The Audit Committee, which monitors the activities of the Company’s independent registered public accounting firm and its accounting department and reports on such activities to the full Board of Directors, consists of

Thomas E. Dewey, Jr. (Chairman of the Committee), Harvey C. Eads, Jr., Danforth E. Leitner, and Al Marino, all of whom are independent, as defined by the American Stock Exchange listing standards. The Board of Directors has adopted a written charter which governs the Audit Committee. During 2005, the Audit Committee held six meetings.

The Board of Directors has determined that Thomas E. Dewey, Jr., is an “audit committee financial expert,” as defined by the SEC, based on Mr. Dewey’s experience, training and education.

The Compensation and Benefits Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation. The Compensation and Benefits Committee also administers The Goldfield Corporation 1998 Executive Long-term Incentive Plan (the “Plan”) and has complete discretion in determining the number of shares subject to options granted to an employee eligible under the Plan and in determining the terms and conditions pertaining to such options, consistent with the provisions of the Plan. The members of the Compensation and Benefits Committee are Harvey C. Eads, Jr. (Chairman of the Committee), John P. Fazzini and Danforth E. Leitner. Effective March 8, 2005, the former Stock Option Committee was eliminated and its duties were assigned to the Compensation and Benefits Committee. The former Stock Option Committee consisted of Thomas E. Dewey, Jr., Harvey C. Eads, Jr., John P. Fazzini and Al Marino. No meetings were held by the Stock Option Committee during 2005 before it was eliminated. The Compensation and Benefits Committee held four meetings during 2005.

The Nominating Committee periodically considers the experience, talents, skills and other characteristics the Board of Directors as a whole should possess in order to maintain its effectiveness. The Nominating Committee recommends qualified candidates for election or appointment to the Board of Directors of the Company including the slate of directors, that the Board of Directors proposes for election by stockholders at the Annual Meeting. The candidates are evaluated based on their skills and characteristics relative to the skills and characteristics of the current Board of Directors as a whole. The minimum qualifications sought in candidates are integrity, leadership skills and competency required to direct and oversee the Company’s management in the best interest of its stockholders, customers, employees, communities it serves and other affected parties. A third party consultant may be engaged, for a fee, to assist in identifying and evaluating candidates. Additional functions of the Nominating Committee are detailed in the Nominating Committee Charter which is available on the Company’s website at www.goldfieldcorp.com. The Nominating Committee consists of the following members: Danforth E. Leitner (Chairman of the Committee), Harvey C. Eads, Jr. and John P. Fazzini, all of whom are independent, as defined by the American Stock Exchange listing standards. During 2005, the Nominating Committee held one meeting.

The Nominating Committee will consider written recommendations for nominees from stockholders. There are no differences in the manner in which the Nominating Committee evaluates nominees for director recommended by stockholders from those recommended by other sources. Such recommendations for the 2007 election of directors, together with a detailed description of the proposed nominee’s qualifications, other relevant biographical information and a method to contact the nominee should the Nominating Committee choose to do so, should be sent, prior to December 27, 2006, to: Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901.

Compensation Committee Interlocks and Insider Participation

None.

Communication with directors

Stockholders may communicate concerns with any director, committee or the Board of Directors by writing to the following address: Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence to the relevant director, committee or the full Board, as indicated in the correspondence.

Meeting attendance

During 2005, all incumbent directors attended all meetings of the Board of Directors and of the committees on which they served except for one director who missed one board meeting and one committee meeting. Directors are expected to attend the annual meeting of stockholders and all directors attended the last annual meeting.

ITEM 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has nominated the firm of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2006, subject to the nomination being ratified by the Company’s stockholders. KPMG LLP (including a predecessor firm, W. O. Daley & Company) has been serving the Company and its subsidiaries for the past 43 years.

A representative of KPMG LLP is expected to be present at this year’s Annual Meeting of Stockholders, at which time the representative will be given an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. If the stockholders do not ratify the selection of KPMG LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT AND FEE INFORMATION

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Each member of the Company’s Audit Committee meets the independence requirements set by the American Stock Exchange. The Audit Committee members reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2005. The committee also discussed all the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, solely among themselves and with the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee received a written disclosure and letter from KPMG LLP as required by Independence Standards Board Standard No. 1, as amended, and has discussed with KPMG LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report to stockholders and that the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 be filed with the Securities and Exchange Commission.

Thomas E. Dewey, Jr., Chairman
Harvey C. Eads, Jr.
Danforth E. Leitner
Al Marino

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements included in the Form 10-K and the reviews of the quarterly financial statements included in the Forms 10-Q for the years ended December 31, 2005 and 2004 were $142,232 and $77,774, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP were $2,000 in the year ended December 31, 2004. There were no such fees billed in the year ended December 31, 2005.

Tax Fees

There were no professional tax services rendered by KPMG LLP during the year ended December 31, 2005 or 2004.

All Other Fees

In addition to the fees described above, KPMG LLP billed a fee of $75 for a seminar attended by the Company’s Chief Financial Officer in the year 2004. There were no such fees billed in the year ended December 31, 2005.

To safeguard the continued independence of the Company’s independent registered public accounting firm, the Audit Committee has established a policy which requires all audit and non-audit services, subject to a de minimis exception pursuant to SEC Regulation S-X Rule 2-01(c)(7)(i)(C), to be performed by the Company’s independent registered public accounting firm, to be pre-approved by the Audit Committee prior to such services being performed. The policy also prohibits the Company’s independent registered public accounting firm from providing any services which would impair the accounting firm’s independence. The Audit Committee has delegated the pre-approval authority to the Audit Committee Chairman, who may delegate pre-approval authority to one or more members of the Audit Committee. The Chairman or member(s) to whom authority is delegated is to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibilities to pre-approve services.

All audit services performed by the Company’s independent registered public accounting firm during the years ended December 31, 2005 and 2004 were approved by the Board of Directors following recommendation of such approval by the Audit Committee. All non-audit services that were performed during 2005 and 2004 by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee. All audit and non-audit services to be performed by the Company’s independent registered public accounting firm on or following March 16, 2003 have been and will be pre-approved in accordance with the above policy.

ADDITIONAL INFORMATION

The Company will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by regular employees of the Company with no specific additional compensation to be paid for such services. Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, has been retained to assist in the solicitation of proxies at a cost not to exceed $7,000 plus out-of-pocket expenses.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

2007 STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement relating to the 2007 Annual Meeting, stockholder proposals must be received by the Company no later than December 27, 2006, unless the Company changes the date of the 2007 Annual Meeting by more than 30 days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s quarterly reports on Form 10-Q. In addition, the Company’s Amended Bylaws, as amended, require timely advance written notice to the Company by any stockholder who intends to nominate a director to the Company’s Board of Directors, to present any proposal or to bring any business before any meeting of the stockholders of the Company. Notice will be considered timely for the 2007 Annual Meeting if it is received not earlier than January 25, 2007 and not later than February 24, 2007.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This is known as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Stockholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your address.

If you do not wish to participate in the householding program, please contact our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449 to “opt-out” or revoke your consent. If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Goldfield proxy statement, annual report and other future stockholder mailings.

If you do not object to householding, (1) you are agreeing that your household will only receive one copy of future Goldfield stockholder mailings, and (2) your consent will be implied and householding will start 60 days after the mailing of this notice, to the extent you have not previously consented to participation in the householding program. Your affirmative or implied consent to householding will remain in effect until you revoke it. Goldfield shall begin sending individual copies of applicable security holder communications subject to householding rules to a security holder within 30 days after revocation by the security holder of prior affirmative or implied consent. Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials.

Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (stockholders who own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. Those street-name stockholders who wish to receive separate copies may do so by contacting their bank or broker or other holder of record.

By Order of the Board of Directors

Mary L. Manger
Secretary

Dated:
April 26, 2006

*     *     *

The Annual Report to Stockholders for the year ended December 31, 2005, which includes financial statements, is being mailed concurrently to stockholders. The Annual Report does not form any part of the material for the solicitation of proxies.

A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 which has been filed with the Securities and Exchange Commission is available without charge to those stockholders who would like more detailed information concerning the Company. If you would like a copy of the Form 10-K, please write to: The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, Florida 32901. You may also obtain the Form 10-K and other recent filings with the Securities and Exchange Commission from its website, www.sec.gov.

Additional information about the Company, including its Code of Ethics for its executive officers and Business Conduct policies for all of its officers, directors and employees, is available through the Company’s website at www.goldfieldcorp.com.

THE GOLDFIELD CORPORATION PROXY

Annual Meeting of Stockholders to be Held on May 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John H. Sottile and Mary L. Manger, and each of them, jointly and severally, proxies, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of The Goldfield Corporation to be held at the Venezia Room at the Rialto Hilton Hotel, 200 Rialto Place, Melbourne, FL 32901 on May 25, 2006 at 9:00 a.m., and at any adjournment or postponement thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

This proxy, when properly executed, will be voted in the manner directed herein, or if returned executed with no direction given, will be voted in accordance with the recommendations of the Board of Directors.

(Continued and to be signed on the reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

Your Board of Directors recommends a vote FOR Proposal 1.

If no direction is given, the proxy will be voted FOR Proposal 1.

1.	ELECTION OF DIRECTORS
Nominees:
	☐	FOR ALL NOMINEES	{ }	Thomas E. Dewey, Jr.
			{ }	Harvey C. Eads, Jr.
	☐	WITHHOLD AUTHORITY	{ }	John P. Fazzini
		FOR ALL NOMINEES	{ }	Danforth E. Leitner
			{ }	Al Marino
	☐	FOR ALL EXCEPT	{ }	Dwight W. Severs
		(see instructions below)	{ }	John H. Sottile
To cumulate votes, place the number of votes for a nominee on the line provided after the nominee’s name.

Instruction:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and place a X in the bracket next to each nominee you wish to withhold, as shown here:     ☒

Your Board of Directors recommends a vote FOR Proposal 2.

If no direction is given, the proxy will be voted FOR Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

3.	In their discretion, the proxies named on the reverse side are authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	______________	Date	_______	Signature of Stockholder	______________	Date	_______

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.